Exhibit 99.1

American Financial Group, Inc. Announces 2013 Fourth Quarter and Full Year Results

•	Record full year net earnings per share of $5.16

•	Record fourth quarter core net operating earnings per share of $1.28; up 91% from prior year period

•	Core net operating earnings per share of $4.22 for the full year; up 29% from 2012

•	Full year 2014 core net operating earnings guidance between $4.50—$4.90 per share

•	Adjusted book value per share $45.90

Cincinnati, Ohio – January 30, 2014 – American Financial Group, Inc. (NYSE/NASDAQ: AFG) today reported net earnings attributable to shareholders of $158 million ($1.73 per share) for the 2013 fourth quarter, compared to $50 million ($0.54 per share) for the 2012 fourth quarter. Results for the fourth quarter of 2013 include $41 million ($0.45 per share) in after-tax realized gains. Fourth quarter 2012 results include net charges of $11 million ($0.13 per share) in after-tax non-core items, which are outlined in the table below. Book value per share, excluding appropriated retained earnings and unrealized gains on fixed maturities, increased by $3.38 (8%), to $45.90 per share during the year. Total value creation, measured as growth in book value plus dividends, was $5.19 per share, or 12%, during 2013.

Net earnings attributable to shareholders for the year were a record $5.16 per share, compared to $5.09 per share in 2012. Return on equity was 11.9% and 12.7% for 2013 and 2012, respectively.

Core net operating earnings were $117 million ($1.28 per share) for the 2013 fourth quarter, compared to $61 million ($0.67 per share) in the 2012 fourth quarter. Record earnings from our Annuity segment and significantly higher underwriting profitability in our Specialty Property and Casualty (“P&C”) insurance operations were the primary drivers of the improved quarterly results. Full year 2013 core net operating earnings increased by 23% over the prior year. Core net operating earnings for the fourth quarters of 2013 and 2012 generated annualized returns on equity of 11.5% and 6.4%, respectively.

AFG’s net earnings attributable to shareholders, determined in accordance with generally accepted accounting principles (“GAAP”), include certain items that may not be indicative of its ongoing core operations. The following table identifies such items and reconciles net earnings attributable to shareholders to core net operating earnings, a non-GAAP financial measure that AFG believes is a useful tool for investors and analysts in analyzing ongoing operating trends.

In millions	Three months ended December 31,		Twelve months ended December 31,
	2013	2012	2013	2012
Components of net earnings attributable to shareholders:
Core net operating earnings(a)	$117	$61	$385	$314
Non-Core Items:
Gain on sale of Med supp & critical illness businesses	—	13	—	114
Other realized gains	41	36	138	128
Long-term care reserve charge	—	(99)	—	(99)
Special A&E charges(b)	—	—	(49)	(21)
AFG tax case and settlement of open tax years	—	39	—	67
Other	—	—	(3)	(15)

Net earnings attributable to shareholders	$158	$50	$471	$488

Footnotes (a) and (b) are contained in the accompanying Notes to Financial Schedules at the end of this release.

	Three months ended December 31,		Twelve months ended December 31,
	2013	2012	2013	2012
Components of earnings per share:
Core net operating earnings(a)	$1.28	$0.67	$4.22	$3.27
Non-Core Items:
Gain on sale of Med supp & critical illness businesses	—	0.15	—	1.19
Other realized gains	0.45	0.37	1.52	1.34
Long-term care reserve charge	—	(1.08)	—	(1.03)
Special A&E charges(b)	—	—	(0.54)	(0.22)
AFG tax case and settlement of open tax years	—	0.43	—	0.70
Other	—	—	(0.04)	(0.16)

Diluted earnings per share	$1.73	$0.54	$5.16	$5.09

Footnotes (a) and (b) are contained in the accompanying Notes to Financial Schedules at the end of this release.

Carl H. Lindner III and S. Craig Lindner, AFG’s Co-Chief Executive Officers, commented: “Our specialty insurance operations produced strong core operating earnings in the fourth quarter of 2013 and reflect significantly higher profitability in our Specialty P&C group and record earnings in our Annuity segment. Our entrepreneurial business model has allowed us to grow our specialty insurance businesses when we see opportunities and the potential to earn targeted returns. That, coupled with the ability to create value through superior investment execution, has helped us to achieve compounded growth in AFG’s book value of 12% over the past five years. We thank God and our management team and employees for helping to achieve these results.

“AFG had approximately $1 billion of excess capital (including parent company cash of approximately $525 million) at December 31, 2013. During 2013, we increased our quarterly dividend by 13% and in the fourth quarter of 2013 we paid a special dividend of $1.00 per share. Our strong financial position provides the flexibility to act on strategic business opportunities with the potential to produce desired long-term returns. We will invest excess capital when we see potential for healthy, organic growth and/or expansions of our specialty niche business through start-ups and acquisitions, such as our recently announced plans to acquire Summit Holdings Southeast, Inc. from Liberty Mutual Insurance Company. We will also continue to return value to our shareholders through opportunistic share repurchases and dividends.

“Based on current information, we expect core net operating earnings in 2014 to be between $4.50 and $4.90 per share. Our core earnings per share guidance excludes non-core items such as realized gains and losses, as well as other significant items that may not be indicative of ongoing operations.”

Specialty Property and Casualty Insurance Operations

The P&C specialty insurance operations generated underwriting profit of $75 million for the 2013 fourth quarter compared to $15 million in the fourth quarter of 2012, with each of our Specialty P&C sub-segments achieving higher underwriting profitability. The fourth quarter 2013 combined ratio of 91.3% improved nearly seven points from the 2012 fourth quarter and reflects overall improved accident year underwriting profitability. Results in 2012 were impacted by the Midwest drought, which lowered crop profitability, and higher catastrophe losses, primarily from Superstorm Sandy. Fourth quarter results in 2013 include less than $1 million (0.1 points on the combined ratio) in catastrophe losses compared to $33 million (3.2 points) in the comparable 2012 period. Results for the 2013 fourth quarter include $5 million (0.5 points) in favorable reserve development. By comparison, favorable reserve development in the fourth quarter of 2012 was $12 million (1.5 points).

Gross and net written premiums were up 11% and 17%, respectively, in the 2013 fourth quarter compared to the same quarter a year earlier due primarily to higher premiums in our Specialty Casualty group. Full year 2013 net written premiums were up 13%. Further details of AFG’s Specialty P&C operations may be found in the accompanying schedules.

The Property and Transportation Group reported an underwriting profit of $17 million in the fourth quarter of 2013, compared to an underwriting loss of $14 million in the comparable prior year period. Higher profitability in our crop insurance and property and inland marine operations contributed to these results. Although the 22% decline in corn pricing at harvest time as compared to 2013 spring discovery prices adversely impacted 2013 results, profitability in our crop insurance operations improved over the comparable 2012 quarter, which was adversely impacted by the effects of the Midwest drought. In addition, underwriting results in our property and inland marine operations in the 2012 fourth quarter include losses from Superstorm Sandy. Catastrophe losses for this group were negligible in the 2013 fourth quarter compared to $28 million in the comparable 2012 period. Fourth quarter 2013 operating results in this group included $3 million in unfavorable development, which was driven by 3.1 points of unfavorable reserve development in our transportation businesses.

Fourth quarter 2013 gross and net written premiums in this group were 4% and 11% higher, respectively, than the comparable prior year period, and reflect growth in nearly every business unit, which was partially offset by lower premiums in our crop operations. Delayed planting of winter wheat resulted in late acreage reporting, the effect of which is expected to shift a portion of AFG’s crop premiums from the fourth quarter of 2013 to the first quarter of 2014. Excluding crop premiums, fourth quarter gross and net written premiums grew by 10% and 13%, respectively. Net written premiums for the full year of 2013 were up approximately 5%. Overall renewal rates in this group increased 5% in the fourth quarter of 2013. The average rate increase for this group during 2013 was approximately 5%.

The Specialty Casualty Group reported an underwriting profit of $32 million in the 2013 fourth quarter compared to $8 million in the comparable 2012 period. This increase was due primarily to higher accident year profitability, particularly in our workers’ compensation businesses, and a $5 million improvement in prior year reserve development. The majority of businesses in this group produced strong underwriting profit margins during 2013.

Gross and net written premiums grew by 20% and 24%, respectively, in the fourth quarter of 2013 when compared to the same prior year period. Broad-based growth across this group was primarily the result of growth in our workers’ compensation operations, excess and surplus lines and agency captive insurance businesses. New business opportunities, increased exposures on existing accounts and sustained pricing increases have driven the growth in our workers’ compensation businesses. Strong premium growth in our excess and surplus operations is the result of broadening opportunities to write business coupled with the benefit from rate increases over multiple quarters. Net written premiums were up 23% for the full year. Renewal pricing in this group was up 3% for the quarter. The average rate increase for this group during 2013 was 5%.

The Specialty Financial Group reported an underwriting profit of $17 million for the fourth quarter of 2013, compared to $16 million for the same period a year ago. Higher underwriting profits in our financial institutions business were partially offset by lower underwriting profitability in our surety and fidelity businesses. Nearly all businesses in this group continued to achieve excellent underwriting margins during 2013, with an overall combined operating ratio of 85.2% for the fourth quarter of 2013.

Gross and net written premiums were up 9% and 22%, respectively, in the 2013 fourth quarter when compared to the 2012 fourth quarter, primarily as a result of higher premiums in our financial institutions and surety operations. Growth in gross written premiums was tempered by the October 2013 sale of a service contract business, which ceded all of its premiums under reinsurance contracts. Full year net written premiums grew by 18%. Pricing in this group was flat for the quarter and for the full year in 2013.

Carl Lindner III stated: “We have achieved measured growth in businesses where we see market opportunities and maintained strict pricing discipline, both of which have provided a foundation for higher Specialty P&C underwriting profitability. We added a new P&C business in early 2013 that is focused on professional liability insurance and recently announced our acquisition of Summit, a specialist workers’

compensation insurer, soon to be our 29th Specialty P&C business unit. I’m pleased with these additions and hope to add others that meet our return thresholds.

“We achieved healthy pricing increases and improved results in our property and transportation businesses and continued momentum in our casualty operations. Additionally, our specialty financial businesses continued to earn excellent overall underwriting margins during 2013. We achieved an average overall renewal rate increase of approximately 3% for the quarter, and an average of 4% for the year. About two-thirds of our Specialty P&C businesses reported pricing increases.

“Looking ahead to 2014, we are forecasting an overall calendar year combined ratio in the 91% to 95% range. We will keep our focus on maintaining adequate rates. Our objective is to achieve an increase of 3% to 4% in the Specialty Group’s overall average renewal rates in 2014. Considering these pricing increases coupled with opportunities we are seeing in the market, we are targeting growth in our net written premium in the range of 17% to 21% for 2014. Excluding Summit, we estimate growth in net written premium between 5% and 9% for 2014.”

Annuity Segment

AFG’s Annuity segment contributed $92 million in core pretax operating earnings in the fourth quarter of 2013 compared to $68 million in the fourth quarter of 2012, a 35% increase. This increase reflects a growing asset base, partially offset by the runoff of higher yielding investments. The significant increase in interest rates and the stock market performance in the fourth quarter and full year of 2013 had a favorable impact on 2013 earnings. Conversely, the drop in interest rates for the full year of 2012 had a negative impact on 2012 earnings; in addition, 2012 annuity results include a $14 million unlocking charge, compared to a $2 million unlocking charge in 2013.

Throughout both 2013 and 2012, AFG’s Annuity segment also benefitted from exceptionally strong investment results.

The Annuity segment reported record statutory premiums of $1.4 billion in the fourth quarter of 2013, an increase of 147% over the same period in 2012. This growth in premiums is a result of continued successful expansion of our distribution channels and product offerings. Management believes that AFG has benefitted from its strong ratings, and that the annuity industry has benefitted from the rise in interest rates in 2013.

Craig Lindner stated, “For the first time in its history, AFG has exceeded $300 million of core pretax annuity operating earnings and $4 billion of annuity sales in a year. I’m proud of our team, which was well positioned to act on opportunities to grow our business at favorable returns while remaining committed to consumer centric product design and disciplined pricing.

“In 2014, we expect core pretax annuity operating earnings to be flat compared to the $328 million reported in 2013. While we expect average fixed annuity investments and average fixed annuity reserves to grow by 15%—18% in 2014, we expect our net spread earned to be 0.20%—0.25% lower than the 1.60% achieved in 2013, due to the large favorable items in 2013 mentioned above. Significant changes in market interest rates and/or the stock market could lead to significant positive or negative impacts on the Annuity segment’s results.

“Although we achieved record annuity premiums in 2013, many factors will impact our ability to surpass the same level of sales in 2014. Based on information currently available, we expect that AFG’s annuity premiums will be flat in 2014 compared to the $4 billion achieved in 2013.”

More information about premiums and the results of operations for our Annuity segment may be found in our Quarterly Investor Supplement which is posted on our website.

Run-off Long-Term Care and Life Segment

AFG’s run-off long-term care and life segment incurred a core pretax operating loss of $3 million in the fourth quarter of 2013 compared to a core pretax operating loss of $12 million in the comparable prior year period. Core pretax operating earnings in the fourth quarter of 2012 included charges to increase long-term care reserves related primarily to existing open claims and certain policyholder benefit features.

AFG’s full year 2014 core net operating earnings guidance assumes no material earnings or losses from this segment.

Medicare Supplement and Critical Illness Segment

The operations within AFG’s Medicare supplement and critical illness segment were sold in August 2012.

Further details of these operations may be found in the accompanying schedules.

Investments

AFG recorded fourth quarter 2013 net realized gains on securities of $41 million after tax and after deferred acquisition costs (DAC), compared to $36 million in the fourth quarter of 2012. Unrealized gains on fixed maturities were $405 million after tax and after DAC at December 31, 2013, a decrease of $44 million from September 30, 2013, and $314 million from year-end 2012, reflecting the impact of rising interest rates. Our portfolio continues to be high quality, with 86% of our fixed maturity portfolio rated investment grade and 97% with a National Association of Insurance Commissioners’ designation of NAIC 1or 2, its highest two categories.

For the year ended December 31, 2013, P&C net investment income was approximately 4% lower than the prior year, in line with our expectations.

More information about the components of our investment portfolio may be found in our Quarterly Investor Supplement, which is posted on our website.

About American Financial Group, Inc.

American Financial Group is an insurance holding company, based in Cincinnati, Ohio with assets of approximately $40 billion. Through the operations of Great American Insurance Group, AFG is engaged primarily in property and casualty insurance, focusing on specialized commercial products for businesses, and in the sale of fixed and fixed-indexed annuities in the retail, financial institutions and education markets. Great American Insurance Group’s roots go back to 1872 with the founding of its flagship company, Great American Insurance Company.

Forward Looking Statements

This press release contains certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements in this press release not dealing with historical results are forward-looking and are based on estimates, assumptions and projections. Examples of such forward-looking statements include statements relating to: the Company’s expectations concerning market and other conditions and their effect on future premiums, revenues, earnings and investment activities;

recoverability of asset values; expected losses and the adequacy of reserves for long-term care, asbestos, environmental pollution and mass tort claims; rate changes; and improved loss experience.

Actual results and/or financial condition could differ materially from those contained in or implied by such forward-looking statements for a variety of reasons including but not limited to: changes in financial, political and economic conditions, including changes in interest and inflation rates, currency fluctuations and extended economic recessions or expansions in the U.S. and/or abroad; performance of securities markets; AFG’s ability to estimate accurately the likelihood, magnitude and timing of any losses in connection with investments in the non-agency residential mortgage market; new legislation or declines in credit quality or credit ratings that could have a material impact on the valuation of securities in AFG’s investment portfolio; the availability of capital; regulatory actions (including changes in statutory accounting rules); changes in the legal environment affecting AFG or its customers; tax law and accounting changes; levels of natural catastrophes and severe weather, terrorist activities (including any nuclear, biological, chemical or radiological events), incidents of war or losses resulting from civil unrest and other major losses; development of insurance loss reserves and establishment of other reserves, particularly with respect to amounts associated with asbestos and environmental claims and AFG’s run-off long-term care business; availability of reinsurance and ability of reinsurers to pay their obligations; trends in persistency, mortality and morbidity; competitive pressures, including those in the annuity distribution channels, the ability to obtain adequate rates and policy terms; changes in AFG’s credit ratings or the financial strength ratings assigned by major ratings agencies to our operating subsidiaries; and other factors identified in our filings with the Securities and Exchange Commission.

The forward-looking statements herein are made only as of the date of this press release. The Company assumes no obligation to publicly update any forward-looking statements.

Conference Call

The company will hold a conference call to discuss 2013 fourth quarter and full year results at 11:30 am (ET) tomorrow, Friday, January 31, 2014. Toll-free telephone access will be available by dialing 877-459-8719 (international dial-in 424-276-6843). The conference ID for the live call is 31017049. Please dial in five to ten minutes prior to the scheduled start time of the call.

A replay will be available two hours following the completion of the call and will remain available until 11:59 pm (ET) on February 6, 2014. To listen to the replay, dial 1-855-859-2056 (international dial-in 404-537-3406) and provide the conference ID 31017049.

The conference and accompanying webcast slides will also be broadcast live over the Internet. To listen to the call via the Internet, go to the Investor Relations page on AFG’s website, www.AFGinc.com, and follow the instructions at the Webcasts and Presentations link.

The archived webcast will be available immediately after the call via the same link on the Investor Relations page until February 6, 2014 at 11:59 pm (ET). An archived audio MP3 file will be available within 24 hours of the call.

Contact:

Diane P. Weidner

Asst. Vice President—Investor Relations

513-369-5713

Websites:

www.AFGinc.com

www.GreatAmericanInsuranceGroup.com

# # #

(Financial summaries follow)

This earnings release and AFG’s Quarterly Investor Supplement are available in the Investor Relations section of AFG’s website: www.AFGinc.com.

AMERICAN FINANCIAL GROUP, INC. AND SUBSIDIARIES

SUMMARY OF EARNINGS AND SELECTED BALANCE SHEET DATA

(Dollars in Millions, Except Per Share Data)

	Three months ended December 31,		Twelve months ended December 31,
	2013	2012(c)	2013	2012(c)
Revenues
P&C insurance net earned premiums	$859	$756	$3,204	$2,847
Life, accident & health net earned premiums	27	28	114	318
Net investment income	350	329	1,346	1,301
Realized gains	63	71	217	371
Income (loss) of managed investment entities:
Investment income	30	33	128	125
Gain (loss) on change in fair value of assets/liabilities	7	(31)	(14)	(94)
Other income	26	22	97	89

Total revenues	1,362	1,208	5,092	4,957

Costs and expenses
P&C insurance losses & expenses	784	746	3,059	2,760
Annuity, life, accident & health benefits & expenses	216	386	858	1,179
Interest charges on borrowed money	17	18	71	75
Expenses of managed investment entities	21	22	89	80
Other expenses	78	66	326	326

Total costs and expenses	1,116	1,238	4,403	4,420

Earnings (loss) before income taxes	246	(30)	689	537
Provision (benefit) for income taxes(d)	81	(49)	236	135

Net earnings including noncontrolling interests	165	19	453	402
Less: Net earnings (loss) attributable to noncontrolling interests	7	(31)	(18)	(86)

Net earnings attributable to shareholders	$158	$50	$471	$488

Diluted Earnings per Common Share	$1.73	$0.54	$5.16	$5.09

Average number of diluted shares	91.4	91.4	91.2	95.9

	December 31,	December 31,
	2013	2012
Selected Balance Sheet Data:
Total cash and investments	$31,313	$28,449
Long-term debt	$913	$953
Shareholders’ equity(e)	$4,563	$4,578
Shareholders’ equity (excluding appropriated retained earnings and unrealized gains/losses on fixed maturities)(e)	$4,109	$3,784
Book Value Per Share:
Excluding appropriated retained earnings	$50.43	$50.61
Excluding appropriated retained earnings and unrealized gains/losses on fixed maturities	$45.90	$42.52
Common Shares Outstanding	89.5	89.0

Footnotes (c), (d) and (e) are contained in the accompanying Notes to Financial Schedules at the end of this release.

AMERICAN FINANCIAL GROUP, INC.

SPECIALTY P&C OPERATIONS

(Dollars in Millions)

	Three months ended December 31,		Pct. Change	Twelve months ended December 31,		Pct. Change
	2013	2012		2013	2012
Gross written premiums	$1,071	$965	11%	$4,805	$4,321	11%

Net written premiums	$821	$702	17%	$3,341	$2,949	13%

Ratios (GAAP):
Loss & LAE ratio	62.4%	72.9%		61.7%	64.3%
Expense ratio	28.9%	25.1%		31.8%	31.1%

Combined Ratio (Excluding A&E)	91.3%	98.0%		93.5%	95.4%

Combined Ratio	91.4%	98.7%		95.5%	96.9%

Supplemental Information:(f)
Gross Written Premiums:
Property & Transportation	$447	$431	4%	$2,392	$2,271	5%
Specialty Casualty	459	384	20%	1,790	1,484	21%
Specialty Financial	164	151	9%	622	566	10%
Other	1	(1)	—	1	—	—

	$1,071	$965	11%	$4,805	$4,321	11%

Net Written Premiums:
Property & Transportation	$349	$315	11%	$1,547	$1,473	5%
Specialty Casualty	321	258	24%	1,224	992	23%
Specialty Financial	132	108	22%	486	411	18%
Other	19	21	(10%)	84	73	15%

	$821	$702	17%	$3,341	$2,949	13%

Combined Ratio (GAAP):
Property & Transportation	95.8%	103.7%		99.2%	98.7%
Specialty Casualty	89.7%	96.8%		90.9%	94.5%
Specialty Financial	85.2%	84.9%		85.6%	89.2%
Aggregate Specialty Group	91.3%	98.0%		93.5%	95.4%

Footnote (f) is contained in the accompanying Notes to Financial Schedules at the end of this release.

AMERICAN FINANCIAL GROUP, INC.

SPECIALTY P&C OPERATIONS

(Dollars in Millions)

	Three months ended December 31,		Twelve months ended December 31,
	2013	2012	2013	2012
Reserve Development (Favorable)/Unfavorable:
Property & Transportation	$3	$(2)	$(1)	$(16)
Specialty Casualty	2	7	(40)	(18)
Specialty Financial	(4)	(13)	(14)	(29)
Other	(6)	(4)	(20)	(11)

Aggregate Specialty Group Excluding A&E	(5)	(12)	(75)	(74)
Special A&E Reserve Charge	—	—	54	31
Other	—	5	6	13

Total Reserve Development Including A&E	$(5)	$(7)	$(15)	$(30)

Points on Combined Ratio:
Property & Transportation	0.8	(0.5)	(0.1)	(1.0)
Specialty Casualty	0.5	3.0	(3.6)	(1.8)
Specialty Financial	(3.2)	(12.1)	(3.0)	(7.1)
Aggregate Specialty Group	(0.5)	(1.5)	(2.4)	(2.5)

AMERICAN FINANCIAL GROUP, INC.

ANNUITY SEGMENT

(Dollars in Millions)

Components of Statutory Premiums

	Three months ended December 31,		Pct. Change	Twelve months ended December 31,		Pct. Change
	2013	2012		2013	2012
Annuity Premiums:
Retail Single Premium	$618	$340	82%	$2,044	$1,815	13%
Financial Institutions
Single Premium	699	145	382%	1,730	878	97%
Education Market—403(b)	51	60	(15%)	207	237	(13%)
Variable Annuities	13	15	(13%)	52	61	(15%)

Total Annuity Premiums	$1,381	$560	147%	$4,033	$2,991	35%

Components of Core Operating Earnings Before Income Taxes

	Three months ended December 31,		Pct. Change	Twelve months ended December 31,		Pct. Change
	2013	2012		2013	2012
Revenues:
Net investment income	$270	$254	6%	$1,034	$976	6%
Other income	21	13	62%	67	52	29%

Total revenues	291	267	9%	1,101	1,028	7%
Costs and Expenses:
Annuity benefits	137	124	10%	531	541	(2%)
Acquisition expenses	35	58	(40%)	149	150	(1%)
Other expenses	27	17	59%	93	81	15%

Total costs and expenses	199	199	—	773	772	—

Core operating earnings before income taxes	$92	$68	35%	$328	$256	28%

Supplemental Fixed Annuity Information*

	Three months ended		Twelve months ended
	December 31,		December 31,
	2013	2012	2013	2012
Average Fixed Annuity Reserves	$20,092	$17,137	$18,696	$16,394
Net Interest Spread	2.86%	3.18%	2.94%	3.12%
Net Spread Earned	1.67%	1.49%	1.60%	1.48%

*	Excludes fixed annuity portion of variable annuity business.

AMERICAN FINANCIAL GROUP, INC.

Notes to Financial Schedules

a)	Components of core net operating earnings (dollars in millions):

	Three months ended December 31,		Twelve months ended December 31,
	2013	2012	2013	2012
Core Operating Earnings before Income Taxes:
P&C insurance segment	$131	$69	$422	$343
Annuity segment	92	68	328	256
Run-off long-term care and life segment	(3)	(12)	(10)	(4)
Medicare supp and critical illness segment*	—	—	—	28
Interest & other corporate expense	(45)	(41)	(168)	(160)

Core operating earnings before income taxes	175	84	572	463
Related income taxes	58	23	187	149

Core net operating earnings	$117	$61	$385	$314

*	Medicare supplement and critical illness businesses were sold in August 2012.

b)	Reflects the following effects of special A&E charges during the twelve months ended December 31, 2013 and 2012 (dollars in millions, except per share amounts):

	Pretax		After-tax		EPS
	2013	2012	2013	2012	2013	2012
A&E Charge:
P&C insurance run-off operations
Asbestos	$16	$19	$10	$12
Environmental	38	12	25	8

	$54	$31	$35	$20	$0.39	$0.20

Former railroad & manufacturing operations
Asbestos	$2	$2	$1	$1
Environmental	20	—	13	—

	$22	$2	$14	$1	$0.15	$0.02

c)	Certain reclassifications have been made to conform to the current year’s presentation.

d)	Earnings before income taxes include $4 million of non-taxable income and $26 million in non-deductible losses attributable to noncontrolling interests related to managed investment entities in the fourth quarter and full year of 2013, respectively, and $34 million and $98 million in non-deductible losses in the fourth quarter and full year of 2012, respectively.

e)	Shareholders’ Equity at December 31, 2013 includes $405 million ($4.53 per share) in unrealized after-tax gains on fixed maturities and $49 million ($0.55 per share) of retained earnings appropriated to managed investment entities. Shareholders’ Equity at December 31, 2012 includes $719 million ($8.09 per share) in unrealized after-tax gains on fixed maturities and $75 million ($0.84 per share) of retained earnings appropriated to managed investment entities. The appropriated retained earnings will ultimately inure to the benefit of the debt holders of the investment entities managed by AFG.

f)	Supplemental Notes:

•	Property & Transportation includes primarily physical damage and liability coverage for buses, trucks and recreational vehicles, inland and ocean marine, agricultural-related products and other property coverages.

•	Specialty Casualty includes primarily excess and surplus, general liability, executive liability, umbrella and excess liability, customized programs for small to mid-sized businesses and workers’ compensation insurance.

•	Specialty Financial includes risk management insurance programs for leasing and financing institutions (including collateral and lender-placed mortgage property insurance), surety and fidelity products and trade credit insurance.

•	Other includes an internal reinsurance facility.